Exhibit 99.1

Twin Restaurant Holding, LLC

Consolidated Financial Statements

As of December 27, 2020 and December 29, 2019

Twin Restaurant Holding, LLC

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Tel: 214-969-7007 Fax: 24-953-0722 www.bdo.com	600 North Pearl, Suite 1700 Dallas, TX 7201

Independent Auditor’s Report

Members and Audit Committee of Twin Restaurant Holding, LLC

Dallas, Texas

Opinion

We have audited the consolidated financial statements of Twin Restaurant Holding, LLC (the “Company”), which comprise the consolidated balance sheets as of December 27, 2020 and December 29, 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the year ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 27, 2020 and December 29, 2019, and the results of its operations and its cash flows for the year ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP
Dallas, Texas
October 15, 2021

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Consolidated Financial Statements

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Twin Restaurant Holding, LLC

Consolidated Balance Sheets

	December 27, 2020	December 29, 2019

Assets

Current Assets
Cash and cash equivalents	$18,506,066	$9,931,577
Receivables	1,663,644	1,486,451
Inventory	947,588	1,047,253
Prepaids and other current assets	1,539,837	1,795,311

Total current assets	22,657,135	14,260,592

Investment in Joint Venture	1,500,000	-
Property and Equipment - net	26,172,245	35,855,950
Deposits	562,349	401,808
Restricted cash	9,493,059	9,802,917
Goodwill	2,633,876	2,633,876
Intangibles - net	89,806,034	91,644,278

Total Assets	$152,824,698	$154,599,421

Liabilities and Members’ Equity

Current Liabilities
Accounts payable	$4,254,996	$4,495,984
Accrued liabilities	6,838,356	6,876,650
Current portion of long-term debt	1,300,000	1,300,000
Current portion of PPP Loan	4,505,860	-
Deferred revenue	660,614	607,961
Deferred development and franchise fees - current	234,842	205,698

Total current liabilities	17,794,668	13,486,293

Long-term debt - net	64,392,231	61,926,731
PPP loan, net of current portion	7,724,330	-
Earn out liability	-	5,200,000
Restricted cash liability	9,493,059	9,802,917
Interest rate swap liability	468,793	124,741
Deferred development and franchise fees, less current	2,290,053	3,122,395

Total Liabilities	102,163,134	93,663,077

Commitments and Contingencies (Note 8)

Members’ Equity
Additional paid-in capital	69,867,510	69,867,510
Retained loss	(19,205,946)	(8,931,166)

Total members’ equity	50,661,564	60,936,344

Total Liabilities and Members’ Equity	$152,824,698	$154,599,421

The accompanying notes are an integral part of these consolidated financial statements.

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Twin Restaurant Holding, LLC

Consolidated Statements of Operations

	Year Ended December 27, 2020	March 29, 2019 (inception) through December 29, 2019
	(52 weeks)	(39 weeks)

Revenues
Restaurant net sales	$75,537,705	$82,350,533
Franchise and royalty fees	9,446,186	9,118,334
Marketing fees	6,083,697	6,200,333
Other revenue	1,322,419	1,309,570

Total revenues	92,390,007	98,978,770

Operating Expenses
Cost of sales	20,809,944	23,030,284
Labor expenses	29,136,001	30,910,766
Restaurant expenses	25,390,674	22,656,859
General and administrative expenses	9,957,869	9,559,193
Depreciation and amortization expense	8,232,037	8,216,204

Total operating expenses	93,526,525	94,373,306

(Loss) income from operations	(1,136,518)	4,605,464

Other Income (Expense)
Interest expense, net	(6,892,588)	(4,025,042)
Unrealized loss on interest rate swap	(344,051)	(124,741)
Loss on disposal of assets	(3,050,844)	-
Earnout liability adjustment	5,200,000	-

Other expense	(4,050,779)	(9,386,847)

Total other expenses	(9,138,262)	(13,536,630)

Net loss	$(10,274,780)	$(8,931,166)

The accompanying notes are an integral part of these consolidated financial statements.

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Twin Restaurant Holding, LLC

Consolidated Statements of Changes in Members’ Equity

	Parent Unit – Series A
	Preferred Units		Retained
	Shares	Amount	Earnings	Total

Balance – March 29, 2019 (inception)

Equity contribution for acquisition	61,136	$61,136,857	$-	$61,136,857

Equity rollover for acquisition	8,730	8,730,653	-	8,730,653

Net loss	-	-	(8,931,166)	(8,931,166)

Balance – December 29, 2019	69,866	$69,867,510	$(8,931,166)	$60,936,344

Net loss	-	-	(10,274,780)	(10,274,780)

Balance – December 27, 2020	69,866	$69,867,510	$(19,205,946)	$50,661,564

The accompanying notes are an integral part of these consolidated financial statements.

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Twin Restaurant Holding, LLC

Consolidated Statements of Cash Flows

	Year Ended December 27, 2020	March 29, 2019 (inception) through December 29, 2019

Cash Flows from Operating Activities
Net loss	$(10,274,780)	$(8,931,661)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	8,232,037	8,216,204
Earnout liability adjustment	(5,200,000)	-
Amortization of deferred financing costs	265,500	204,231
Loss (gain) on interest rate swap	344,051	(124,741)
Transaction costs related to the acquisition	-	6,237,807
Loss on disposal of assets	3,050,844	-
Changes in operating assets and liabilities:
Receivables	(177,192)	(865,864)
Inventory	99,665	(103,034)
Prepaids and other current assets	255,474	(1,580,258)
Deposits	(160,541)	(348,289)
Accounts payable	(240,989)	2,842,719
Accrued expenses	(1,139,992)	2,114,271
Deferred revenue	52,653	65,942
Deferred development and franchise fees	(803,198)	169,345
Deferred rent and tenant allowance	848,340	41,153

Net cash provided by (used in) operating activities	(4,848,128)	7,937,825

Cash Flows from Investing Activities
Acquisition, net of cash received	-	(59,405,846)
Principal payments on notes receivable	-	113,786
Investment in joint venture	(1,500,000)	-
Proceeds on sale of property	4,132,952	-
Purchase of property and equipment	(3,893,883)	(8,076,272)

Net cash used in investing activities	(1,260,931)	(67,368,332)

Cash Flows from Financing Activities
Proceeds on PPP Loans	12,867,043	-
Payments on PPP Loans	(693,353)	-
Proceeds on Revolving Loans	12,000,000	-
Payments on Revolving Loans	(12,000,000)	-
Proceeds on long-term borrowings	3,500,000	65,000,000
Payments on long-term borrowings	(1,300,000)	(650,000)
Payments on related party notes payable	-	(347,625)

Net cash provided by financing activities	14,373,690	64,002,375

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Twin Restaurant Holding, LLC

Consolidated Statements of Cash Flows (continued)

	Year Ended December 27, 2020	From March 29, 2019 (inception) through December 29, 2019

Net change in cash, cash equivalents and restricted cash	8,264,631	4,572,363

Cash, cash equivalents and restricted cash, beginning of year	19,734,494	15,162,131

Cash, cash equivalents and restricted cash, end of year	$27,999,125	$19,734,494

Supplemental disclosure
Cash paid for interest	$6,109,631	$2,750,979
Non-cash equity contribution for acquisition	-	61,136,857

The accompanying notes are an integral part of these consolidated financial statements.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

1. Business

Twin Restaurant Holding, LLC (“TRH”, the “Company”, “we”), a Delaware limited liability company, is principally engaged in the ownership, operation, development, and franchising of the Twin Peaks Restaurant brands. As of December 27, 2020, and December 29, 2019, the Company operated 79 and 26 company-operated locations in Arkansas, Colorado, Illinois, Nevada, New Mexico and Texas, and franchised 53 restaurants located in Alabama, Arkansas, Arizona, California, Florida, Georgia, Idaho, Indiana, Kansas, Louisiana, Michigan, Mississippi, Missouri, North Carolina, Oklahoma, Ohio, South Carolina, Tennessee, Texas, Washington, Mexico and Russia.

On March 29, 2019, Garnett Station Partners, LLC, and associated affiliates and co-investors, formed Twin Restaurant Holding, LLC which, through other wholly owned subsidiaries acquired 100% of the shares of the Company (the 2019 Acquisition).

On October 1, 2021, FAT Brands Inc. acquired Twin Peaks Buyer LLC (“Twin Peaks”) (the Transaction) (see Note 12), a wholly-owned subsidiary of Twin Restaurant Holdings, LLC, that in turn owns and operates all of the aforementioned businesses.

COVID-19

Beginning in January 2020, there has been an outbreak of the Coronavirus Disease 2019 (“COVID-19” or “virus”), which has been declared a “pandemic” by the World Health Organization. As of the date of these financial statements, approximately 70% of the Company’s stores are operational with limited or no restrictions and 30% are subject to reduced store hours or capacity limits. The length and severity of the COVID-19 pandemic, along with the financial impact from COVID-19 on the Company, if any, cannot be reasonably estimated at this time. The extent to which the COVID-19 will impact the Company’s financial condition, results of operations and liquidity will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain the virus or treat its impact, among others.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the SBA Paycheck Protection Program loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19. The Company applied for and received approximately $12.9 million for the SBA Paycheck Protection Program on April 22, 2020. See Note 12 - Subsequent Events, for details surrounding PPP loan forgiven as of the date of this report.

Acquisition of the Company (2019 Acquisition)

On March 29, 2019, Garnett Station Partners, LLC, and associated affiliates and co-investors, formed Twin Restaurant Holding, LLC which, through other wholly owned subsidiaries acquired 100% of the shares of Twin Peaks Holdings. The consideration paid consisted of approximately $31,196,759 of cash to the sellers, approximately $2,140,000 to repay outstanding debt, approximately $65,000,000 of assumed debt, and equity rollover with a fair value of approximately $8,731,000.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

The transaction was affected through a merger in which we continued as the surviving entity. The purchase price has been allocated to the assets acquired and liabilities assumed by the Company and its subsidiaries based on third-party valuation studies and management estimates of their fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, on March 29, 2019 (the “Date of Acquisition”).

The purchase price was allocated as follows (in thousands):

Working capital	$(6,028)
Property and equipment	31,491
Favorable leases	7,055
Liquor licenses	375
Trade name and trademarks	64,000
Franchise agreement	22,000
Goodwill	1,650

Total consideration	$120,543

Transaction expenses incurred on behalf of the Company of $6,237,806 are included in the period from March 29, 2019 through December 29, 2019, in other expense on the consolidated statement of operations.

As part of the acquisition, the Company agreed to pay sellers up to $15,000,000 in additional purchase price (Earn Out) based on certain results to be attained in 2020 and in 2021. Seller could receive up to $7,500,000 in 2020 and a cumulative, inclusive of 2020, $15,000,000 in 2021. As part of the third party analysis on the acquisition, the Company recognized $5,200,000 as a future obligation and adjusted the purchase price to include that liability. As of December 27, 2020 it is not probable that the results to be attained will be reached and therefore the Company has recorded the Earn Out liability adjustment of $5,200,000 as Other Income.

Acquisitions

In 2019 the Company acquired the Round Rock store for $3,250,000 and renovated it for approximately $1,000,000. In 2020 the Company sold the store in return for cash and a long term lease. Additionally, as part of the acquisition the Company withheld $2,500,000 from the seller until the Albuquerque restaurant’s liquor license could be transferred from seller to the Company. The Round Rock and Albuquerque store were owned by the same party prior to the purchase in 2019. In December 2019, the license was successfully transferred, and the Company remitted the $2,500,000 to seller, included within the property and equipment on the consolidated statements of cashflow.

2. Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Twin Restaurant Holding, LLC includes the accounts of Twin Restaurant Holding, LLC and its subsidiaries. Significant inter-company transactions and balances are eliminated in the consolidated financial statements.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Fiscal Year

The Company’s fiscal year is based on a 52 - 53 week reporting period, which ends each year on the last Sunday of December. The fiscal year ended December 27, 2020 consisted of 52 weeks. Fiscal year ended December 29, 2019 consisted of 39 weeks and 3 days.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 – This level consists of unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 – This level consists of unadjusted quoted prices other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 – This level consists of unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying amounts reflected in the consolidated balance sheets for cash and cash equivalents, restricted cash, trade receivables, other receivables, prepaid expenses, accounts payable and accrued expenses and deferred revenue approximate their respective fair value based on the short-term nature of these instruments.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, and accounts payable. The carrying amounts of cash and cash equivalents and accounts payable, approximate their fair values because of the short-term maturities or expected settlement dates of these instruments.

The Company follows the provisions of ASC 820 for fair value measurements. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

In addition to the $65,000,000 variable rate loan with Comvest Capital, the Company entered into an interest rate agreement with Regions Bank, effective August 2, 2019, fixing the interest rate at 1.9%. This interest rate protection product, commonly called a swap, provides the Company with the assurance of a floating interest rate of 2.2% during the term of the bank loan. This swap agreement is re-measured to fair value each reporting period to provide a current value of the interest rate protection product as if the loan were to be repaid at that point in time.

As of December 27, 2020, and December 29, 2019, the Company had a liability of $468,793 and $124,741 related to this agreement. This liability was classified as a level 2 fair value measurement as all significant inputs are based on quoted market prices of investments that are not actively traded and for which certain significant inputs are observable, either directly or indirectly, such as benchmark interest rates and yield curves and/or securities indices.

There were no investment assets or liabilities classified within level 1 or 3 at or during the year ended December 27, 2020.

Cash and Cash Equivalents

The Company considers all investments in highly liquid instruments, purchased with maturity of three months or less, to be cash equivalents. The Company maintains cash deposits with federally insured financial institutions that may at times exceed federally insured limits. The Company has not incurred any losses from such accounts, and management considers the risk to be minimal. At December 27, 2020, the Company had no cash equivalents.

Restricted Cash

In conjunction with the 2019 acquisition, the Company made a Specified Matters Payment, as per the 2019 Acquisition, of $10,000,000 to cover insurance retentions/deductibles on open claims at the acquisition date, see Note 8. This payment is held in a Regions bank account held by purchaser and is disbursed based on the examination of legal liabilities that meet the intended criteria of the designated account. In relation to the Restricted Cash, a Restricted Liability has been created to in the same amount to represent future potential outflows. At December 27, 2020 and December 29, 2019 $506,941 and $197,083 in legal costs had been incurred and paid.

Accounts Receivable

Accounts receivable consists primarily of Franchise royalties and are analyzed for collectability periodically by management and are carried at net realizable value. The Company continuously evaluates the creditworthiness of its customers’ financial condition and generally does not require collateral. An allowance for doubtful accounts is estimated by management and is adjusted for those trade accounts receivable for which collection is uncertain. Accounts receivable are written-off when deemed uncollectible. At December 27, 2020, there was no allowance for doubtful accounts.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Inventories

Inventories consist primarily of food and drink products, which are valued at the lower of cost, determined principally on the first-in, first-out method “FIFO”, or net realizable value.

Investment in Joint Venture (JV)

Investment in JV is accounted for under the Equity Method per ASC 323 Investments – Equity Method and Joint Ventures (ASC 323) which provides guidance on the criteria for determining whether you have an investment that qualifies for the equity method of accounting and how to account for the investment under US GAAP. Equity method investments are recorded as assets on the balance sheet at their initial cost and adjusted each reporting period by the investor through the income statement. As of December 27, 2020, Investment in JV consisted of a secured convertible promissory note and is considered immaterial to these financial statements.

Leases

The Company reviews all leases for capital or operating classification at their inception. Within the provisions of certain leases, there are rent holidays and escalations in payments over the base lease term, as well as renewal periods. The effects of the holidays and escalations have been reflected in rent expense on a straight-line basis over the expected lease term. Differences between amounts paid and amounts expensed are recorded as deferred rent. The lease term commences on the date when the Company has the right to control the use of the leased property. Certain leases also include contingent rent provisions based on sales levels, which are accrued at the point in time the Company determines that it is probable such sales levels will be achieved.

Tenant improvement allowance incentives may be available to partially offset the cost of developing and opening the related restaurants, pursuant to agreed-upon terms in the lease. Tenant improvement allowances can take the form of cash payments upon the opening of the related restaurants, full or partial credits against minimum or percentage rents otherwise payable by the Company or a combination thereof. All tenant improvement allowances received by the Company are recorded as a deferred lease incentive and amortized over the term of the lease.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation on equipment is provided in amounts sufficient to relate the cost of the assets to operations over their estimated service lives as follows:

Leasehold improvements: Straight-line	15 years or lease terms
Furniture and equipment: Straight-line	3 years
Restaurant equipment: Straight-line	5 years
Office equipment: Straight-line	3 years

Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for major renewals and betterments, which extend the useful lives of the existing property and equipment, are capitalized and depreciated.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in the consolidated statement of operations.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment on an annual basis, or more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount (a triggering event). Upon the occurrence of a triggering event, a quantitative test is necessary, and the Company would perform a one-step impairment test comparing the fair value of the entity with its carrying value. The excess carrying value over fair value, if any, would represent the impairment loss.

In testing goodwill for impairment, Management has the option first to perform a qualitative assessment to determine whether it is more-likely-than-not that goodwill is impaired, or the reporting unit can bypass the qualitative assessment and proceed directly to the quantitative test by comparing the carrying amount, including goodwill, of the entity with its fair value. Management performed the quantitative test as of December 27, 2020 and December 29, 2019 and determined that no impairment has occurred. The goodwill impairment loss, if any, is the amount by which the carrying amount of an entity, including goodwill, exceeds its fair value. Any subsequent increase in goodwill value is not recognized. Goodwill is deemed to be impaired if the carrying amount of goodwill exceeds its fair value.

Intangible Assets

Trademarks represent the value of expected future royalty income associated with the ownership of the Company’s brand. Other non-amortizable intangible assets consist of the liquor licenses. Trademarks and the liquor licenses acquired at acquisition are not amortized. Instead, they are tested for impairment annually or upon a triggering event unless it is subsequently determined that the intangible asset has a finite useful life. At each reporting period, trademarks and other non-amortizable intangible assets are assessed to determine if any changes in facts or circumstances require a reevaluation of the estimated value. Impairment tests for trademarks include comparing the fair value of the respective reporting unit with its carrying value. The Company uses a methodology in conducting these impairment assessments, which includes cash flow analyses that the Company believes are consistent with the assumptions hypothetical marketplace participants would use. Where applicable, an appropriate discount rate is used that is commensurate with the risk inherent in the projected cash flows.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Other intangible assets are amortized over their respective estimated useful lives to their estimated residual values and periodically reviewed for impairment should indicators of possible impairment arise. Amortizable intangible assets consist of favorable leases and franchise agreements, which are amortized on a straight-line basis over six and twenty-one years; respectively, which is representative of the economic benefits the Company expects to receive from the respective agreements.

Management’s annual impairment test for indefinite lived intangibles is performed annually in the third quarter, and Management has determined that no impairment occurred. In addition, whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable, the Company evaluates, for impairment, the carrying value of acquired definite lived intangible assets by comparing the carrying value to the anticipated future undiscounted cash flows expected to be generated from the use of the intangible assets. If the carrying amount is not recoverable, a loss is recorded in the amount the carrying value exceeds the fair market value of the assets.

Impairment of Long-Lived Assets

Long-lived assets, goodwill, and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if an impairment is indicated by its carrying value not being recoverable through undiscounted cash flows. Impairment is recognized for the difference between the carrying amount and the fair value of the asset, generally estimated using discounted cash flows. There was no impairment recorded for the fiscal years ended December 27, 2020 and December 29, 2019

Pre-opening Costs

Pre-opening costs include costs associated with the opening and organizing of new stores or conversion of existing stores, including the cost of feasibility studies, pre-opening rent, training, recruiting, and traveling for employees engaged in such pre-opening activities. All such costs are expensed as incurred.

Sales Tax

Sales taxes collected from guests are excluded from revenues. The obligation is included in accrued liabilities until the taxes are remitted to the appropriate taxing authorities.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $5,867,288 and $9,090,006 for the fiscal years ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019.

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Revenue Recognition

Adoption of New Accounting Standard

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The standards update outlines a single comprehensive model for an entity to utilize to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that will be received in exchange for the goods and services. The ASU and all subsequently issued clarifying ASUs replaced most existing revenue recognition guidance in U.S. GAAP. The ASU also required expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company elected to apply the modified retrospective method of adoption to those contracts which were entered into subsequent to the Date of Acquisition and not completed as of that day.

Revenue Recognition Policy

The Company derives its revenues from area development, franchise, royalty and marketing fees from each franchise partner. The Company accounts for revenue from contracts with customers through the following steps:

●	Identification of the contract with a customer
●	Identification of the performance obligations in the contract
●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when, or as, the Company satisfies a performance obligation

The Company has entered into area development agreements (ADA) with its franchise partners whereby they will open varying numbers of Twin Peaks restaurants within a designated geographic area over the next one to eight years following their respective agreement dates. Area development fees required to be paid are upfront, non-refundable fees which serve as a prepayment for all or a portion of the initial franchise fee for each location to be opened under the area development agreement. The area development fees are recognized ratably over the term of the related franchise agreement beginning at the opening date of the franchise location. Additionally, the Company receives upfront, non-refundable initial franchise fees (when not fully satisfied by the fee paid under the area development agreement) that are recognized ratably over the term of the related franchise agreement beginning at the opening date of the franchise location.

The Company receives variable sales-based royalty fees from the franchisee at the rate of 5% of gross sales, payable on a weekly basis. Royalty fees are recognized in the period in which the related sales occur.

The Company receives variable sales-based marketing fees from the franchisee at the rate of 2.5% of gross sales, payable on a weekly basis. Marketing fees are recognized in the period in which the related sales occur.

The Company receives rebate income from purchases from vendors which is recorded in other revenue. Rebate income is recognized as purchases are made by franchise owners from vendors and rebates are earned.

The Company’s agreements generally do not include any significant financing components.

18

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Performance Obligations

The Company typically satisfies its performance obligations as the franchise partner utilizes the franchise right and as services are rendered each month. Substantially all of the Company’s revenue is satisfied over time.

Royalty and marketing fees are recognized over time using the “sales-based royalty” exception, which states that revenue will be recognized at the later of when the subsequent sales occur or when the satisfaction or partial satisfaction of the performance obligation to which the royalty relates occurs.

The aggregate amount of transaction price allocated to performance obligations that are unsatisfied (or partially unsatisfied) for executed agreements includes deferred revenue yet to be recognized from area development and initial franchise fees. During 2020 one franchisee forfeited their ADA and the Company recognized $598 thousand of remaining deferred revenue. The Company recognized $206 and $117 thousand in revenue for 2020 and 2019, respectively. As of December 27, 2020, and December 29, 2019, the Company’s remaining performance obligations approximated $2.5 million and $3.3 million, of which approximately 6% will be recognized over the next twelve months and the remaining 94% thereafter.

In this balance, the Company does not include the value of unsatisfied performance obligations related to those agreements for which it recognizes revenue at the amount for which it has the right to invoice for services performed. Additionally, this balance does not include revenue related to performance obligations that are part of an agreement with an original expected duration of one year or less. Lastly, this balance does not include variable consideration recognized using the sales-based royalty exception.

As part of the adoption of Topic 606, the Company has elected the following practical expedients provided for in the standard.

1)	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.
2)	The portfolio approach has been elected by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual agreement level.
3)	The Company has elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.
4)	The Company has elected not to disclose information about its remaining performance obligations for any agreement that has an original expected duration of one year or less.
5)	The Company has elected not to disclose information about its remaining performance obligations for variable consideration that is a sales-based royalty promised in exchange for a license of intellectual property.
6)	The Company has elected to disclose rebates in the “Other Revenue” line. Rebates are based on volume purchases with the specified vendors.

19

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

The Company records food and beverage revenues from company-owned stores upon sale to the customer. Neither the type of service sold, nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

The Company records a liability in the period in which a gift card is sold. As gift cards are redeemed, the liability is reduced. When gift cards are redeemed at a franchisee-operated restaurant, the revenue and related administrative costs are recognized by the franchisee. The Company recognizes revenue and related administrative costs when gift cards are redeemed at Company-operated restaurants. The gift card breakage approximates 20% and has been immaterial to date.

The company does not currently incur direct incremental costs to obtain new Franchise Agreements.

Deferred Development and Franchise Fees

The components of the change in deferred development and franchise fees are as follows:

	2020	2019

Balance at beginning of period	$3,328	$3,159
Fees received from franchise owners	100	377
Development and franchise fees recognized	(903)	(208)
Balance at end of period	2,525	3,328
Less: current portion	235	206
Deferred development and franchise fees noncurrent	$2,290	$3,122

Deferred development and franchise fees expected to be recognized as of December 27, 2020 are as follows:

For the fiscal years ending

2021	$235
2022	159
2023	159
2024	159
2025	159
Thereafter	1,654

$2,525

Income Taxes

The Company is a limited liability company and is not required to pay federal income tax. Accordingly, no federal income tax expense has been recorded in the consolidated financial statements. The Company’s federal taxable income or loss has been included in the member’s respective income tax return. The Company is subject to state income taxes as applicable.

20

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

The Company applies FASB ASC 740-10 - Income Taxes in establishing standards for accounting for uncertain tax positions. The Company evaluates uncertain tax positions with the presumption of audit detection and applies a “more likely than not” standard to evaluate the recognition of tax benefits or provisions. ASC 740-10 applies a two-step process to determine the amount of tax benefits or provisions to record in the financial statements. First, the Company determines whether any amount may be recognized and then determines how much of a tax benefit or provision should be recognized. As of December 27, 2020, the Company has no uncertain tax positions.

Recent Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update ASU 2017-04, Intangibles – Goodwill and Other, which simplifies the test for goodwill impairment by removing the second step of the two-step impairment test. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. The same one-step impairment test will be applied to goodwill at all reporting units, even those with zero or negative carrying amounts. Entities will be required to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. For nonpublic entities, the standard is effective for annual periods beginning after December 15, 2022 with early application permitted for tests performed after January 1, 2017. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in ASU 2016-02 (as subsequently amended by ASU 2018-01, ASU 2018-10, ASU 2018-11 and ASU 2018-20) requires that a lessee recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. As with previous guidance, there continues to be a differentiation between finance leases and operating leases, however this distinction now primarily relates to differences in the manner of expense recognition over time and in the classification of lease payments in the statement of cash flows. Lease assets and liabilities arising from both finance and operating leases will be recognized in the statement of financial position. ASU 2016-02 leaves the accounting for leases by lessors largely unchanged from previous GAAP. The transitional guidance for adopting the requirements of ASU 2016-02 calls for a modified retrospective approach that includes a number of optional practical expedients that entities may elect to apply. In addition, ASU 2018-11 provides for an additional (and optional) transition method by which entities may elect to initially apply the transition requirements in Topic 842 at that Topic’s effective date with the effects of initially applying Topic 842 recognized as a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption and without retrospective application to any comparative prior periods presented. Also, ASU 2018-20 provides certain narrow-scope improvements to Topic 842 as it relates to lessors. The ASU is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

21

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

On January 28, 2021, the FASB issued ASU 2021-02, “Practical Expedient for Private-Company Franchisors on the Identification of Performance Obligations” under ASC 606 which allows a franchisor that is not a public business entity (“private-company franchisor”) to use a practical expedient when identifying performance obligations in its contracts with customers (i.e., franchisees) under ASC 606. When using the practical expedient, a private-company franchisor that has entered into a franchise agreement would treat certain preopening services provided to its franchisee as distinct from the franchise license. The practical expedient is intended to reduce the cost and complexity of applying ASC 606 to preopening services associated with initial franchise fees. Although the practical expedient simplifies determination of preopening service of ASC 606 (i.e., identifying the performance obligations), entities are still required to apply the rest of the guidance in ASC 606, including the guidance on (1) identifying other performance obligations (e.g., equipment sales), (2) determining the stand-alone selling prices of the performance obligations, (3) allocating the transaction price to the performance obligations, and (4) determining the timing of revenue recognition. Further, ASU 2021-02 applies only to certain preopening services provided by private-company franchisors, and entities not within the scope of the ASU’s guidance are precluded from applying the ASU directly or by analogy. If an entity has already adopted ASC 606, the amendments are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. For those entities that have already adopted ASC 606, the amendments must be applied retrospectively as of the date of initial application of ASC 606, with a cumulative-effect adjustment to opening retained earnings. For entities that have already adopted ASC 606, the following transition disclosures are required in the period of adoption of the ASU: (1)The nature of the change in accounting principle, including an explanation of the newly adopted accounting principle, (2) The method of applying the change, (3) The effect of the adoption on any line item in the statement of financial position as of the beginning of the first period for which (ASU 2021-02) is applied, (4)The cumulative effect of the change on retained earnings or other components of equity in the statement of financial position as of the beginning of the first period for which (ASU 2021-02) is applied. The Company has elected to not adopt this guidance as ASC 606 was previously adopted as of January 1, 2018

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2018-19”), which clarifies that receivables arising from operating leases are accounted for using lease guidance and not as financial instruments. In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), which clarifies the treatment of certain credit losses. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), which provides an option to irrevocably elect to measure certain individual financial assets at fair value instead of amortized cost. In November 2019, the FASB issued ASU No. 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses (“ASU 2019-11”), which provides guidance around how to report expected recoveries. ASU 2016-13, ASU 2018-19, ASU 2019-04, ASU 2019-05 and ASU 2019-11 (collectively, “ASC 326”) are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its consolidated financial statements.

22

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

3. Property and Equipment

Property and equipment consists of the following at December 27, 2020 and December 29, 2019:

	2020	2019

Leasehold improvements	$25,761,938	$31,102,165
Furniture and equipment	8,683,524	8,115,437
Construction in progress	2,641,967	3,069,150

	37,087,429	42,286,752

Accumulated depreciation	(10,915,184)	(6,430,802)

	$26,172,245	$35,855,950

Depreciation expense for property and equipment for the fiscal year ended December 27, 2020 and December 29, 2019 was $5,811,987 and $6,430,802.

4. Sale Leaseback Transactions

During fiscal 2020, the Company executed a sale leaseback of one property for proceeds of $4,132,951. The company recognized a loss on the sale of $36,310. The lease term is 20 years and the annual base rent is $250,000.

5. Accrued Liabilities

Accrued liabilities consist of the following at December 27, 2020 and December 29, 2019:

	2020	2019

Payroll	$1,238,475	$3,487,465
Sales and use tax	1,741,120	1,300,850
Real and personal property taxes	1,168,169	329,477
Marketing Fund Accrual	1,065,696	-
Other accruals	1,624,896	1,758,858

	$6,838,356	$6,876,650

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

6. Intangible Assets and Goodwill

Intangible assets at December 27, 2020 and December 29, 2019, consist of the following:

December 27, 2020

In thousands	Useful Life	Gross Amount	Accumulated Amortization	Net Amount

Franchise Relationships	21 years	$22,000	$1,853	$20,147
Favorable Leases	6 years	7,765	2,480	5,285

Total definite-lived intangibles		$29,765	$4,333	$25,432

In thousands	Useful Life	Gross Amount	Accumulated Impairment	Net Amount

Trademarks	Indefinite	$64,000	$-	$64,000
Liquor Licenses	Indefinite	375	-	375

Total indefinite-lived intangibles		$64,375	$-	$64,375

December 29, 2019

In thousands	Useful Life	Gross Amount	Accumulated Amortization	Net Amount

Franchise Relationships	21 years	$22,000	$806	$21,194
Favorable Leases	6 years	7,055	980	6,075

Total definite-lived intangibles		$29,055	$1,786	$27,269

In thousands	Useful Life	Gross Amount	Accumulated Impairment	Net Amount

Trademarks	Indefinite	$64,000	$-	$64,000
Liquor Licenses	Indefinite	375	-	375

Total indefinite-lived intangibles		$64,375	$-	$64,375

Amortization expense was $2,420,050 and $3,755,863 for the years ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019. Estimated amortization expense for the subsequent five years is as follows:

Years ending December 29,

2021	$2,450
2022	2,450
2023	2,450
2024	2,126
2025 and Thereafter	15,956

$25,432

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Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Goodwill

The Company has goodwill assigned based on the studies completed for the acquisition of the Company and subsequent acquisitions.

The changes in the carrying amount of goodwill for the year ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019 (in thousands):

Balance as of March 29, 2019	$1,650
Goodwill recorded from acquisitions	984

Balance as of December 29, 2019	$2,634

Balance as of December 27, 2020	$2,634

The additional goodwill recorded relates to the subsequent acquisition of the Albuquerque store location.

7. Notes Payable

At the Date of Acquisition, the Company paid off its existing debt agreements and entered into a new debt facility (the “Credit Agreement”) to facilitate the acquisition. As of December 29, 2019, the Credit Agreement provide for, among other things, (a) a term loan with a commitment of $64,350,000 (Term Loan), (b) a revolver of $12,000,000 (Revolver), and (c) development line of credit (DLOC) of $23,000,000, all of which are due March 29, 2024.

On March 10, 2020, the Company borrowed from the DLOC in the amount of $3,500,000 consisting of LIBOR loans with an interest period of six months. The Company received the borrowing on March 13, 2020. On March 16, 2020, the Company borrowed from the revolver in the amount of $12,000,000 consisting of LIBOR loans with an interest period of six months. The Company received the borrowing on March 19,2020.

On October 8, 2020 the Company Amended the Credit Agreement to obtain a waiver of debt covenants that were unable to be maintained due to the impact of Covid-19 on operations. The amendment adjusted the leverage to EBITDA ratios, increased the interest rate, and reduced the DLOC capacity to $12,000,000. At the execution of the Amendment the Company repaid the $12,000,000 outstanding on the Revolver.

As of December 27, 2020, the DLOC Commitment of $3,500,000 and the term loan of $63,050,000 were outstanding. As of December 29, 2019, only the term loan commitment of $64,350,000 was outstanding.

Interest on all borrowings under the Credit Agreement is paid monthly. The Credit Agreement bears interest at LIBOR plus 7.5% (amended from 5.75% and will reduce in accordance with meeting certain leverage ratios back to 5.75%) with a LIBOR floor of 1.25%. The term loan requires quarterly principal payments of $325,000. The DLOC draw period ends on October 15, 2021 and payments commence on January 1, 2022. The revolver has no required payments.

25

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

The Credit Agreement is secured by substantially all assets of the Company and its subsidiaries. The agreement requires, among other things, maintenance by the Company of minimum levels of leverage to EBITDA ratio. As of December 27, 2020, and December 29, 2019, the Company was in compliance with all covenants.

In conjunction with the Credit Agreement borrowings, $1,327,500 in transaction fees were capitalized as deferred financing costs, to be amortized over the term of the debt agreement using the effective interest method.

	2020	2019

Term Note,	$63,050,000	$64,350,000
DLOC, 1% Amortization beginning 2022	3,500,000	-
Deferred financing fees – net	(857,769)	(1,123,269)

Total debt	65,692,231	63,226,731

Current portion of long-term debt	(1,300,000)	(1,300,000)

Long-term debt	$64,392,231	$61,926,731

As of December 27, 2020, future principal payment obligations on notes payable are as follows:

For the fiscal year ending

2021	$1,300,000
2022	1,440,000
2023	1,370,000
2024	62,440,000

$66,550,000

Paycheck Protection Program

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, and technical corrections to tax depreciation methods for qualified improvement property.

It also appropriated funds for the SBA Paycheck Protection Program (PPP) loans that are forgivable in certain situations to promote continued employment, as well as Economic Injury Disaster Loans to provide liquidity to small businesses harmed by COVID-19.

The Company applied for and received approximately $12.9 million for the SBA Paycheck Protection Program on April 22, 2020. Prior to December 27, 2020 the Company applied for forgiveness of $12.2 million of the loan and repaid $0.7 million of the loan related to a location that was permanently closed post-Covid and therefore not eligible for forgiveness. The PPP loan carries an interest rate of 1.00%. The Company accrued interest of $84,877 in fiscal year 2020 but no interest payments were required in fiscal year 2020. The PPP loan has a two-year repayment schedule for any unforgiven amounts, no principal payments were required in fiscal year 2020.

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The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on adherence to the forgiveness criteria. The PPP loan is subject to any new guidance and new requirements released by the Department of the Treasury who has indicated that all companies that have received funds in excess of $2.0 million will be subject to a government (SBA) audit to further ensure PPP loans are limited to eligible borrowers in need.

8. Commitment and Contingencies

Operating leases

The Company leases various restaurant locations, which generally have renewal clauses of 5 to 20 years exercisable at the Company’s option, under non-cancelable operating leases expiring in June 2030.

The Company’s restaurant leases generally provide for fixed rental payments plus real estate taxes, insurance and other expenses. In addition, several of the Company’s leases provide for contingent rental payments between 2% and 6% of the restaurant’s gross sales once certain thresholds are met.

Future minimum lease payments under non-cancelable operating leases as of December 27, 2020 are as follows:

For the fiscal year ending

2021	$5,334,979
2022	4,886,942
2023	4,448,801
2024	3,537,463
2025	3,322,366
Thereafter	16,553,049

$38,083,600

Rent expense for the fiscal years ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019 was $6,411,064 and $4,911,257. The Company includes rent expense associated with the construction period of its restaurants in restaurant pre-opening costs in the accompanying statements of operations.

27

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

Contingencies

The Company may be a party to routine claims brought against it in the ordinary course of business. The Company estimates whether such liabilities are probable to occur and whether reasonable estimates can be made and accrues liabilities when both conditions are met.

During the fiscal year ended December 29, 2019, charges of discrimination were filed with the United States Equal Employment Opportunity Commission through the Chicago District Office, which are pending as of December 29, 2019. The majority of the charges of discrimination claim discrimination based on retaliation and sex, additionally, some claim discrimination based on race, age, disability and/or color. No actions have been filed in court, but claimants seek monetary relief between $500,000 and $1,000,000 through their attorney. While the Company strongly maintained that the claims asserted in the lawsuit were without merit, it mediated the case on March 4, 2021 and are negotiating a settlement agreement.

The accompanying consolidated financial statements include a Restricted Cash asset and a Restricted Cash liability accrual for $9.5 million related to pending lawsuits. The remaining corresponding restricted cash balance is payable by the Company to the sellers at the later of March 29, 2022 or the date on which no action relating to any Specified Matter as per the 2019 Acquisition is pending and no other action relating to any Specified Matter has been asserted or threatened.

9. Related Party Transactions

At the acquisition date the Company contracted in separate transition service agreements with the former owner in which $5,000 is received per period or $65,000 and $50,000 for Fiscal Year 2020 and 2019 for certain accounting and legal services. The Company also contracted with the former owner for certain transportation costs in the amount of $23,000 per period or $293,000 and $230,000 for Fiscal Year 2020 and 2019. The agreements are for a period of from one to five years and are cancellable with 90 days notice.

The Company had related party payables of $247,114 and $161,640 at December 27, 2020 and December 29, 2019. These balances consist primarily of amounts due to Front Burner Restaurants, LP, for transaction services agreements and intercompany payables.

The Company earned revenue from locations owned by related parties for services associated with franchise and royalty fees and marketing fees. The Company earned approximately $11,300 and $111,170 for the fiscal years ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019.

Certain franchise restaurant locations have investors that include key employees of the Company and follow the standard franchise agreement.

10. Members’ Equity

Garnett Station Partners raised $61,300,000 and a combination of the Company’s Senior management and the former owners rolled over $8,500,000, which is accounted as approximately 69,900,000 shares of Series A preferred units.

28

Twin Restaurant Holding, LLC

Notes to Consolidated Financial Statements

The Company is authorized to issue, in order of preference in the event of a Distribution or Qualified Transaction (such as a sale of the Company): Repurchase Units, Series A Preferred Units, Series A Units and Series B Units. The total number of authorized and outstanding Repurchase Units, Series A Preferred Units, Series A Units and Series B Units were 0, 69,900,000, and 8,200,000 respectively at December 27, 2020 and December 29, 2019.

The Series A Preferred Units earn a dividend of 8% per annum compounded quarterly. No dividends were declared as of December 27, 2020 and December 29, 2019.

Shortly after the acquisition the Company issued 8,207,501 Series B Units to certain key members of management. The shares vest over 4 years and the related compensation expense for the period ended December 27, 2020 and December 29, 2019 were deemed immaterial.

11. Employee Benefit Plan

The Company has a 401(k)-defined contribution plan (“the Plan”). Participation in the Plan is available to all employees meeting certain eligibility requirements. The Plan allows employees to contribute the maximum amount allowable under IRS regulations. The Company made matching contributions to the Plan totaling $107,264 and $117,441 during the years ended December 27, 2020 and for the period from March 29, 2019 (inception) to December 29, 2019.

12. Subsequent Events

The Company evaluated all material events or transactions that occurred after December 27, 2020 through October 15, 2021, the date these consolidated financial statements were available to be issued. As of April 26, 2021, $1.4 million in PPP loans have been forgiven. The Company will record the derecognition of this liability as of the forgiveness date. A corresponding gain on PPP loan forgiveness will be recorded in the Consolidated Statement of Operations accordingly.

On October 1, 2021,FAT Brands, Inc. completed its previously announced acquisition from Twin Peaks Holdings, LLC (the “Seller”) of Twin Peaks and its subsidiaries, which franchise and operate a chain of sports lodge restaurants. FAT Brands Inc. acquired Twin Peaks Holdings, LLC. and its direct and indirect subsidiaries including Twin Restaurant Holding, LLC. FAT Brands Inc. completed the issuance and sale in a private offering through its special purpose, wholly-owned subsidiary, FAT Brands Twin Peaks I, LLC (the “Issuer”), of an aggregate principal amount of $250,000,000 of Series 2021-1 Fixed Rate Secured Notes (the “Notes”). The net proceeds from the sale of the Notes were used by the Company to finance the cash portion of the purchase price for the acquisition of Twin Peaks Buyer, LLC and its direct and indirect subsidiaries (collectively, “Twin Peaks”) in the transaction. Immediately following the closing of the acquisition, the Company contributed to the Issuer 100% of its ownership interest in Twin Peaks Buyer, LLC, including all of its subsidiaries and operations, pursuant to a Contribution Agreement dated October 1, 2021.

The purchase price for the acquisition was $300,000,000, paid for by the Company in the form of $222,100,000 in net cash, $10,350,000 Note Payable and 2,847,393 shares of the Company’s Series B Cumulative Preferred Stock (the “Preferred Stock Consideration”). The Company agreed to register for resale the Preferred Stock Consideration and maintain the effectiveness of such registration for up to six years. The Seller has agreed to a lock-up period following the Closing with respect to the Preferred Stock Consideration, during which time the Seller may not offer, sell or transfer any interest in such shares. The lock-up provisions restrict sales until March 31, 2022 for 1,793,858 shares (the “Initial Put/Call Shares”) and September 30, 2022 for the remaining 1,053,535 shares (the “Secondary Put/Call Shares”), subject to certain exceptions set forth in the Put/Call Agreement (as defined below).

On the Closing Date, the Company and the Seller entered into a Put/Call Agreement (the “Put/Call Agreement”) pursuant to which the Company was granted the right to call from the Seller, and the Seller was granted the right to put to the Company, the Initial Put/Call Shares at any time until March 31, 2022 for a cash payment of $42,500,000, and the Secondary Put/Call Shares at any time until September 30, 2022 for a cash payment of $25,000,000, plus any accrued but unpaid dividends on such shares. If the Company does not deliver the applicable cash proceeds to the Seller when due, the amounts then due will accrue interest at the rate of 10.0% per annum.

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